EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No. 333-61913) and the related Prospectus of Highwoods Properties, Inc. for the registration of 11,769,923 shares of its common stock and 1,479,290 warrants to purchase its common stock. We also consent to the incorporation by reference therein of our reports (a) dated February 20, 1998, with respect to the consolidated financial statements and schedule of Highwoods Properties, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997 (as amended on Form 10-K/A dated April 29, 1998 and May 19, 1998), (b) dated January 24, 1997 and January 25, 1997, with respect to the Combined Statements of Revenues and Certain Expenses of Century Center and Anderson Properties, respectively, included in the Current Report on Form 8-K of Highwoods Properties, Inc. dated January 9, 1997 (as amended on Form 8-K/A on February 7, 1997, March 10, 1997 and April 28, 1998), (c) dated January 16, 1998, with respect to the Combined Statements of Revenues and Certain Expenses of Shelton Properties and Riparius Properties and the Statement of Revenues and Certain Expenses of Winners Circle for the year ended December 31, 1996 included in the Current Report on Form 8-K of Highwoods Properties, Inc. dated November 17, 1997, and (d) dated January 30, 1998 with respect to the Combined Statement of Revenues and Certain Expenses of Garcia Properties for the year ended December 31, 1997 included in the Current Report on Form 8-K of Highwoods Properties, Inc. dated February 4, 1998, all filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Raleigh, North Carolina
October 28, 1998